Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Form S-3 Registration Statement of our report dated March 12, 2019, relating to the consolidated balance sheets of ClearSign Combustion Corporation and subsidiary (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes, which is incorporated by reference in the Registration Statement. Our report contains an emphasis of a matter paragraph regarding the Company’s liquidity.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Gumbiner Savett Inc.

June 27, 2019
Santa Monica, California